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                                                                    EXHIBIT 99.1

         WSI INDUSTRIES REPORTS FULL YEAR EARNINGS AND DECLARES DIVIDEND

OCTOBER 26, 2006--MINNEAPOLIS, MN--WSI Industries, Inc. (Nasdaq: WSCI) today reported full year sales for fiscal 2006 ending August 27, 2006 of $16,092,000, an increase of 2.8% over the prior year amount of $15,654,000. Income for fiscal year 2006 was $573,000 or $.21, an increase of 71% over the prior year of $335,000 or $.13.

For the fourth quarter ended August 27, 2006, net sales totaled $4,132,000 compared to $3,882,000 in the prior year quarter. The Company reported net income in the current quarter of $153,000 or $.06 versus $107,000 or $.04 in the prior year quarter.

Michael J. Pudil, president and chief executive officer, commented: "With the completion of fiscal 2006, WSI has experienced its third consecutive year of increased sales as well as four years of profitability. Our focus of the last three years to improve our sales, manufacturing capabilities and enhance efficiencies has been borne out by these results." Pudil went on to say:
"Another key objective was to diversify our customer base. We are pleased to report that we also experienced success in this area as sales to markets other than our recreational vehicle market increased 22% over the prior year. We will continue our efforts in this area and hope to capitalize on our positive results to date."

The Company also announced today that its Board of Directors has declared a dividend of $.0375 per share. The dividend will be payable November 22, 2006 to holders of record on November 8, 2006.

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including avionics and aerospace, recreational vehicles, computers, small engines and the defense market.

                                      # # #

For additional information:
Michael J. Pudil (CEO) or Paul D. Sheely (CFO)
763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company's ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company's filings with the Securities and Exchange Commission.